TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 8th day of December, 2017, by and between CUSHING® MUTUAL FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.
Receive and process all orders for the purchase, exchange, and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Fund’s prospectus (the “Prospectus”).

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Trust’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.
Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s prospectus (the “Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust’s custodian.

E.	Pay proceeds upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

H.
Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic withdrawal plans and systematic exchange plans.

J.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

K.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

L.
Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

M.	Prepare ad-hoc reports as necessary at prevailing rates.

N.	Mail shareholder reports and Prospectuses to current shareholders.

O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

P.
Provide shareholder account information upon shareholder or Trust requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

Q.
Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal and state tax laws and regulations.

R.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder within required time periods established by applicable regulation.

S.	Reimburse the Fund for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

T.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

U.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

3.	Additional Services to be Provided by USBFS

If the Trust so elects, by including the additional service it wishes to receive in its Additional Serves fee schedule, USBFS shall provide the additional services only after a separate addendum to this has been executed, which will outline the additional terms and conditions of the additional services.

4.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Trust as miscellaneous expenses in accordance with the fee schedule set forth in Exhibit C hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trust:

A.
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Fund;

B.
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

C.
Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

E.	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time).  USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.    The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

(5)
All records of the Trust (including, without limitation, all shareholder and account records) provided to USBFS by the Trust or by a prior transfer agent of the Trust are accurate and complete and USBFS is entitled to rely on all such records in the form provided.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of  Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergences, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this Section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8, and in Exhibit C, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

12.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto.

In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USFBS will provide the Trust’s Chief Compliance Officer with reasonable access to USFBS’s records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USFBS that affect or could affect the Trust.

13.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one (1) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Subsequent to the end of the three (3) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees.  The provisions of this Section 13 shall also apply to Exhibit C.

14.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the one (1) year term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts and conversion costs from the prior service provider;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all miscellaneous expenses associated with a-c above

15.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that may not be eliminated due to conversion to a successor provider.   If no such successor is designated, then such books, records and other data shall be returned to the Trust.

16.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust, accompanied by the authorization or approval of the Trust’s Board of  Trustees.

17.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

18.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	No Liability of Trustees or Shareholders

The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, and the obligations of this Agreement are not binding upon any of the trustees or shareholders of the Trust, but bind only the trust property of the Trust as provided in the Declaration of Trust.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Trust shall be sent to:

Cushing Mutual Funds Trust
8117 Preston Road, Suite 440
Dallas, Texas 75225

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

CUSHING MUTUAL FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jerry V. Swank	By:	/s/ Anita M. Zagrodnik

Name:	Jerry V. Swank	Name:	Anita M. Zagrodnik

Title:	President	Title:	Senior VP

Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Name of Series

Cushing® MLP Infrastructure Fund

Exhibit B
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on each Fund’s books and for which USBFS is responsible, at the end of each calendar month.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent.  Gains and losses will be reflected on each Fund’s daily share sheet, and each Fund will be reimbursed for any net material loss on a monthly basis.  USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month.  USBFS will notify the advisor to each Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Exhibit C to the
Transfer Agent Servicing Agreement

Transfer Agent, Shareholder & Account Services Fee Schedule

Annual Service Charges to the Fund*
▪	Base Fee per CUSIP	$___ first CUSIP, $___ each additional CUSIP
▪	Open Accounts	$___ per open account
▪	Daily Accrual Fund Accounts	$___ per open account
▪	Closed (zero balance)Accounts	$___ per closed account

Annual Basis Point Fee
___ basis point on the first $___
___ basis points on the next $___
___ basis points on the balance

Services Included in Annual Basis Point Fee
▪	Telephone Calls
▪	Voice Response Calls
▪	Manual Shareholder Transaction & Correspondence
▪	Omnibus Account Transaction
▪	Daily Valuation/Manual 401k Trade
▪	Report Source – Client on-line access to fund and investor data. Includes set up and 2 user Ids.
▪	NSCC System Interface
▪	Short-Term Trader Reporting – Software application used to track and/or assess transaction fees that are determined to be short-term trades.
▪
Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

▪	12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Chief Compliance Officer Support Fee*

▪	$___ per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule
FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting,  investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed

Exhibit C (continued) to the
Transfer Agent Servicing Agreement

Transfer Agent & Shareholder Services
 Additional Services Fee Schedule

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪	$___ per qualified plan account or Coverdell ESA account (Cap at $___ per SSN)
▪	$___ per transfer to successor trustee
▪	$___ per participant distribution (Excluding SWPs)
▪	$___ per refund of excess contribution
▪	$___ per reconversion/re-characterization

Additional Shareholder Paid Fees
▪	$___ per outgoing wire transfer or overnight delivery
▪	$___ per telephone exchange
▪	$___ per return check or ACH or stop payment
▪	$___ per research request per account (This fee applies to requests for statements older than the prior year)

CUSIP Setup

▪	CUSIP Setup beyond the initial CUSIP – $___ per CUSIP
▪	Expedited CUSIP Setup – $___ per CUSIP (Less than 35 days)

Fund Characteristic Change

▪	Fund Name Change – $___ per fund/ per change
▪	Fund CUSIP Change – $___ per fund/ per change

Transfer Agent & Shareholder Services
 Additional Services Fee Schedule (Continued)

Vision Electronic Statement Services

Online account access for broker/dealers, financial planners, and RIAs.
▪	Account inquiry
-	Inquiry - $___ per event
-	Vision ID - $___ per month per ID
▪	Transaction Processing*
-	Implementation Fee - $___ per Management Company
-	Transaction – purchase, redeem, and exchange - $___ per event
-	Monthly Minimum Charge - $___ per month
▪	Electronic Statements*
-	Implementation- $___ per fund group
-	Load charges-$___ per image
-	Archive charge (for any image stored beyond 2 years)-$ ___ per document
*Vision ID and event charges also apply.

Fund Source

Client Access to audited fund information, pricing, performance, literature, processing guidelines.
-	$___ per Month – Unlimited Users

Electronic Correspondence

Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.
-	$___ per Email

Client Web Data Access

USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪	RMOD – Statement Storage & Retrieval
-	Setup: $___ per user
-	Support: $___ per user per month
▪	ReportSource – Report and Data File Storage & Retrieval
-	Setup: Included in initial fund setup on Transfer Agent system
-	$___ per user per month
Additional Data Delivery Services
▪	Ad Hoc/PowerSelect File Development
-	Standard ad-hoc select: $___ per file
-	Custom coded data for recurring, scheduled delivery: $___ per hour consultation and programming development
-	Support: $___ per file per month for recurring files/reports scheduled for delivery via Report Source.
-	Recurring files scheduled for delivery via Report Source.
▪	Custom Electronic File Exchange (MFS delivery of standard TIP files)
-	Setup: $___ one-time fee
-	Support: $___ per file per month
▪	File Delivery to Alternate Sales Reporting Provider
-	Setup: $___ one-time fee
-	Maintenance Fee: $___ per file per month

Fund Closing/De-conversion Fees

▪	Programming & File Delivery – $___/hour
▪	Project Management/Analysis – $___/hour
▪	Account Data Retention – $___/account/month until purged*
▪	CUSIP Data Retention – $___/CUSIP/month until purged*

*FINCEN regulations require account retention for 12 months following closing.  Data is purged the first July after retention requirements have been fulfilled.

Recordkeeping Application Access

▪	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers
-	$___ implementation
-	$___ per month
▪	Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers
-	Cost varies depending upon location and bandwidth
▪	TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.
-	$___ implementation
-	$___ per ID per month
▪	TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.
-	$___ implementation
-	$___ per ID per month
▪	TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.
-	$___ implementation
-	$___ per ID per month
▪	Automated Work Distributor (AWD) – Image and workflow application.
-	$___ implementation
-	$___ per ID per month
▪	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.
-	$___ implementation
-	$___ per ID per month
▪	PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.
-	$___ per month

Programming Charges

▪	$___ per hour (subject to change)
▪	Charges incurred for customized services based upon fund family requirements including but not limited to:
-	Fund setup programming (transfer agent system, statements, options, etc.)
-	Conversion programming
-	Customized service development
-	Voice response system setup (menu selections, shareholder system integration, testing, etc.)
-	All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns

▪	Cost based on project requirements including ours, data sourcing and reporting.

Transfer Agent Training Services

▪	On-site at USBFS – $___ per day
▪	At Client Location – $___ per day plus travel and Miscellaneous expenses if required

Cost Basis Reporting

Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
▪	$___ per direct open account per year

Email Services

Services to capture, queue, monitor, service and archive shareholder email correspondence:
▪	$___ setup per fund group
▪	$___ per month administration
▪	$___ per received email correspondence

Dealer Reclaim Services

Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations.  There will be no correspondence charges related to this service.
▪	$___ per fund group per month

Literature Fulfillment Services

▪	Account Management/Database Administration
-	$___ per month
-	Receiving – $___ per SKU
-	Order Processing – $___ per order
-	Skid Storage – $___ per month per location
-	Disposal – $___ per SKU
▪	Inbound Teleservicing Only
-	Account Management – $___ per month (OR)
-	Call Servicing – $___ per call
▪	Lead Source Reporting
-	$___ per month
▪	Closed Loop Reporting
-	Account Management – $___ per month
-	Database Installation, Setup – $___ per fund group
▪	Miscellaneous Expenses
-	Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

Shareholder Call Review Analysis

Includes Call Sampling sent securely to client and Reporting of internal representative reviews.
▪	$___ per Month

CTI Reporting

Integrated custom detailed call reporting
▪	$___ per monthly report

Mutual Fund Profile II Services

Initial data review and population as well as ongoing support of information on DTCC’s Mutual Fund Profile II site
▪	Initial data population: $___ for less than 25 CUSIPS / $___ for 25 CUSIPS or more
▪	Monthly maintenance: $___ per management company
▪
Additional project fees may apply for events such as fund acquisitions, multiple fund/share class launches, share class charges and other large processing events outside of normal fund activity to be billed at rate of $___/hour

Physical Certificate Processing

Services to support the setup and processing of physical certificated shares for a fund family:
▪	$___ setup per fund group
▪	$___ per certificate transaction

Chat Services

▪	Implementation Fee – $___
▪	Monthly Fee – $___ per month
▪	Per Chat Fee – $___ per chat or $___ per minute of chat

Transfer Agent & Shareholder Services
 Additional Services Fee Schedule (Continued)
MARS Sales Reporting & Compliance Services
Standard MARS Version 8i Implementation Cost
▪	$___ – $___ MARS Sales Reporting Module, CRM Module or 22c-2 Compliance Module (Includes up to one year of DST/TA2000 data)
Standard MARS Version 8i Products & Services (Monthly fees)
▪	$___ – $___ MARS Sales & Compliance Reporting (Includes 5 Sales & 5 Compliance Users)
▪	$___ – $___ MARS Sales Reporting (Includes 5 Sales Users)
▪	$___ – $___ MARS 22c-2 Compliance (Includes 5 Compliance Users)
▪	$___ – $___ – Enhanced Services*
Includes up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests, compliance report monitoring/review/analysis, and business requirement analysis. Additional Enhanced Services support can be negotiated.

Standard Version 8i System Setup & Implementation Costs (One-time fee)
▪	$___ – SalesForce.com Integration
▪	$___ – Custom Data Interface
▪	$___ – OmniSERV Setup
▪	$___ – Standard Interface
▪	$___ – Additional OmniSERV Interface
Standard Version 8i Licenses (Monthly Fee Per User)
▪	$___ – Sales Reporting
▪	$___ – 22c-2 Compliance
▪	$___ – CRM
▪	$___ – SFDC
Standard Version 8i Products & Services (Monthly Fee)
▪	$___ – OmniSERV
▪	$___ – Daily Transaction Load from Sales Portal
▪	$___ – Monthly Asset Load from Sales Portal
▪	$___ – SalesForce.com
Additional Version 8i Products & Services (Quoted Separately)
Albridge Analytics, CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, iPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), NSCC DTT Data Line, Profiling, and RIA Monthly Load.

MARS Lite Implementation Cost – Eligibility Based on AUM and Transaction Size
▪	$___ – MARS Lite Base Sales Reporting Only (Includes up to one year of DST/TA2000 data)
MARS Lite Products & Services (Monthly fees based on AUM)
▪	$___/month (AUM $0 – $___)
▪	$___/month (AUM $___ – $___)
▪	$___/month (AUM $___ – $___)
▪	$___/month (AUM $___ – $___)
Once an AUM of $___ has been reached, additional fees will be negotiated. After an AUM range is surpassed, the monthly services fee would not decrease regardless of negative fluctuations.

Includes Enhanced Services up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests and business requirements analysis.

Base includes initial three dealer interfaces. Each additional interface is $___ per month.

Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $___ per month.
No CRM real-time integration. No system access.

Additional MARS Lite System Setup & Implementation Costs (One-time fee)
▪	$___ – Custom Data Interface
▪	$___ – Standard Interface
▪	$___ – OmniSERV Interface

Any System Upgrades & Enhancements (Quoted separately through a Statement of Work)
MARS Training
▪	$___ /day plus travel and out-of-pocket expenses.
** Any additional costs that may be charged by intermediaries/NSCC for data fees are not included.